CONTACT:  Stephanie L. Amberg
   Vice President of Public Relations, OSI
    813/282-1225

FOR IMMMEDIATE RELEASE

OSI Restaurant Partners, Inc. Announces Appointment of
Jeff Smith as President of Outback Steakhouse

Steve Erickson Named as Senior Vice President of Operations for Outback Steakhouse

Tampa, Florida (April 12, 2007) - Paul Avery, chief operating officer of OSI Restaurant Partners, Inc.(OSI), has announced the appointment of Jeff Smith as president of the Outback Steakhouse brand. He also announced that Steve Erickson has been promoted to senior vice president of national operations for the brand.

Jeff Smith began his career with OSI in 1989, training at the original Outback Steakhouse restaurant on Henderson Boulevard in Tampa, Florida. His most current role has been vice president of national operations for Bonefish Grill, a position he has held since 2004. Erickson first joined Outback Steakhouse in 1990, and served as vice president of national operations for Outback Steakhouse.

“We are very excited to have Jeff take the lead as president of our core brand, Outback Steakhouse,” said Avery. “He has an outstanding and successful track record with OSI, and we anticipate that he and Steve, as a team, will provide extraordinary leadership as we continue to evolve the Outback brand.”

Smith and Avery have worked together since 1989 when Avery was managing partner of an Outback Steakhouse in Palm Harbor, Florida. In 1990 Smith, under the direction of John Cooper (now president of Bonefish Grill), was named managing partner of Outback’s Altamonte Springs restaurant. In 1997 he was promoted to operations director for Northern Virginia, a position that he held for five years, and in 2002 was promoted to regional vice president of operations for the southeast region. Smith joined Bonefish Grill in March of 2004 as vice president of national operations.

“Jeff has been integral to our success at Bonefish Grill,” says John Cooper, president of Bonefish Grill. “In his role as vice president of operations, he has done an excellent job in building the infrastructure critical for a rapidly expanding concept such as ours. Through Jeff’s efforts, we have built great strength within the ranks of our leadership team, and we plan on announcing Jeff’s successor in the near future.”

Erickson has advanced quickly through the ranks of Outback Steakhouse as well. After his initial responsibility as managing partner in Clear Lake, Texas, he was promoted to operations director in 1995, and to regional vice president of operations for the western region in 2002.

“Steve has been a tremendous asset to our leadership team at OSI for many years,” says Avery. “He has played a particularly significant role over the past couple of years as we have focused on the development of our recently launched brand positioning and creative strategy for Outback Steakhouse. Steve has provided tremendous insight and value to this effort. His leadership skills and extensive experience in operations have proven to be invaluable.”